Exhibit 99.1

CAPE BANCORP, INC. REPORTS

FOURTH QUARTER and ANNUAL 2013 RESULTS

Cape May Court House, New Jersey, January 31, 2014—Cape Bancorp, Inc. (“Cape Bancorp” or the “Company”) (NASDAQ: “CBNJ”), the parent company of Cape Bank, announces its operating results for the fourth quarter and year ended December 31, 2013.

Cape Bancorp reported net income of $552,000, or $0.06 per common share and $0.05 per fully diluted share for the quarter ended December 31, 2013, and $5.6 million, or $0.47 per common share and $0.46 per fully diluted share for the year ended December 31, 2013. This compares to net income of $460,000, or $0.04 per common and fully diluted share for the fourth quarter of 2012, and net income of $4.6 million, or $0.37 per common and fully diluted share for the year ended December 31, 2012.

On January 20, 2014, the Board of Directors declared a cash dividend of $0.06 per common share to shareholders of record as of the close of business February 3, 2014. The dividend is expected to be paid on February 17, 2014.

Michael D. Devlin, President and Chief Executive Officer of Cape Bancorp and Cape Bank, provided the following statement:

“The year 2013 was a very successful transitional year for Cape Bank. Net income increased by $1.0 million to $5.6 million, a 22% increase over the previous twelve month period. Income was not the only area of improvement. Total assets grew by 5% and total loans grew by 9%—the result of the strong pipeline reported throughout the year. The net interest margin held steady at 3.76%.

“There were additional positive developments. The Bank successfully introduced and consummated two stock repurchase programs of 5%, fulfilling goals to more effectively manage the Bank’s capital. This led to an improvement in both earnings per share and tangible book value, which ended the year at $9.75. Prompted by the “’Volcker Rule,’” Cape also opted to sell its remaining Trust Preferred securities. While a loss of $851,000 was incurred, management believed the timing was right to exit this asset class.

“The balance sheet also reflects improving trends in troubled credits. Non-performing loans to total gross loans fell below one percent to end the year at 0.93%. The broader gauge of non-performing assets to total assets also improved to 1.35%, down from 2.61% at year-end 2012.

“Management also made the difficult decision to exit the residential mortgage loan origination business. This had been an important business segment for most of our 90 year history, but management believed changes within the industry required a scale of operations that we would not be able to profitably deliver. Further, we believe that exiting this business segment will serve to improve Interest Rate Risk management and we expect to realize a reduction in operating expenses in 2014.

“It appears that the improvements at the Bank did not go unnoticed. The stock price ended the year at $10.16, a 17% improvement over 2012. As we enter 2014, we anticipate benefiting from this stronger base and continuing with our improving trends.”

Cape Bancorp’s total assets at December 31, 2013 totaled $1.093 billion, an increase of $52.0 million from the December 31, 2012 level of $1.041 million.

Total net loans increased $65.7 million, or 9.2%, to $780.1 million at December 31, 2013, from $714.4 million at December 31, 2012. This change resulted primarily from increases in commercial loans of $44.6 million and mortgage loans of $22.7 million. Consumer loans declined $2.1 million. The allowance for loan losses totaled 1.18% of gross loans and 127.05% of non-performing loans at December 31, 2013. The Company’s adversely classified asset coverage ratio (defined as adversely classified assets divided by tier one capital plus allowance for loan losses) at December 31, 2013 was 27% compared to 30% at December 31, 2012.

At December 31, 2013, the Company had $7.3 million in non-performing loans, or 0.93% of total gross loans, a significant decrease from 2.67% of total gross loans at December 31, 2012. Included in non-performing loans are troubled debt restructurings totaling $881,000 at December 31, 2013 and $3.5 million at December 31, 2012, respectively.

OREO increased $228,000 from $7.2 million at December 31, 2012 to $7.4 million at December 31, 2013, and consisted at December 31, 2013 of eleven commercial properties and twenty-three residential properties (including fifteen building lots). During the quarter ended December 31, 2013, the Company added one commercial property and three residential properties to OREO with aggregate carrying values of $380,000 and $587,000, respectively. Two commercial OREO properties and five residential OREO properties (including three building lots) with aggregate carrying values totaling $895,000 were sold during the quarter ended December 31, 2013 with recognized net gains of $24,000. For the year ended December 31, 2013, the Company sold twenty-one residential OREO properties (including twelve building lots) and ten commercial OREO properties with aggregate carrying values totaling $5.7 million with recognized net gains totaling $81,000. Currently, the Company has agreements of sale for fourteen OREO properties (including eight building lots) with an aggregate carrying value totaling $2.6 million. In addition, in the first quarter of 2014, the Company has sold two residential OREO properties with a carrying value of $179,000.

At December 31, 2013, Cape Bancorp’s core deposits totaled $526.5 million which represented a decrease of $15.9 million from the December 31, 2012 level of $542.4 million. Interest-bearing checking accounts increased $24.5 million, while non-interest bearing checking accounts decreased $3.0 million, money market deposit accounts decreased $37.3 million and savings accounts decreased $131,000. Certificates of deposit totaled $269.2 million at December 31, 2013, an increase of $30.6 million from December 31, 2012 reflecting an increase in brokered deposits of $13.5 million. At December 31, 2013, deposits totaled $798.4 million compared to $784.6 million at December 31, 2012, an increase of $13.8 million.

Cape Bancorp’s total equity decreased $10.4 million to $140.4 million at December 31, 2013 from $150.8 million at December 31, 2012 primarily resulting from a $12.0 million decrease related to the Company’s stock repurchase programs and an increase of $2.3 million in the accumulated other comprehensive loss, partially offset by a net increase of $3.1 million (earnings less dividends declared) in retained earnings. Tangible equity to tangible assets decreased to 10.99% at December 31, 2013 compared to 12.57% at December 31, 2012. At December 31, 2013, Cape Bank’s regulatory capital ratios for Tier I Leverage Ratio, Tier I Risk-Based Capital and Total Risk-Based Capital were 9.53%, 13.07% and 14.29%, respectively, all of which exceed well capitalized status.

The following are significant factors which contributed to the operating results of the comparative quarters and year-to-date:

•	The net interest margin was 3.76% for each of the fourth quarters ended December 31, 2013 and 2012. Average interest-earning assets increased $44.0 million for the quarter ended December 31, 2013 compared to the same 2012 period while interest-bearing liabilities increased $46.6 million during the same period. The yield on interest-earning assets declined 20 basis points to 4.25% for the quarter ended December 31, 2013 compared to 4.45% for the same quarter a year ago, while the cost of interest-bearing liabilities declined 23 basis points to 0.57% for the quarter ended December 31, 2013 compared to 0.80% for the 2012 quarterly period. For the year ended December 31, 2013, the net interest margin was 3.76%, an increase of 1 basis point over the 3.75% for the year ended December 31, 2012. Average interest-earning assets increased $5.6 million for the year ended December 31, 2013 compared to the 2012 period while interest-bearing liabilities declined $3.9 million during the same period. The yield on interest-earning assets declined 30 basis points to 4.32% for the year ended December 31, 2013 compared to 4.62% for the year ended December 31, 2012, while the cost of interest-bearing liabilities declined 35 basis points to 0.66% for the year ended December 31, 2013 compared to 1.01% for the same period last year.

•	The loan loss provision for the fourth quarter of 2013 totaled $952,000 compared to $1.9 million for the fourth quarter ended December 31, 2012. Loan charge-offs for the fourth quarter of 2013 totaled $1.7 million compared to charge-offs totaling $4.6 million for the quarter ended December 31, 2012. For the year ended December 31, 2013, the loan loss provision totaled $2.0 million compared to $4.5 million for the year ended December 31, 2012. Loan charge-offs for the year ended December 31, 2013 were significantly lower and totaled $2.8 million compared to loan charge-offs of $7.5 million for the year ended December 31, 2012.

•	Employment and compensation costs for the twelve months ended December 31, 2013 totaled $15.9 million compared to $14.4 million for the twelve months ended December 31, 2012. The increase is primarily attributable to incentive based compensation programs, the expansion of the commercial loan functions and severance costs related to the exiting of our residential mortgage loan origination business.

•	Federal deposit insurance premiums totaled $928,000 compared to $1.4 million for the year ended December 31, 2012.

•	Loan related expenses (real estate taxes, insurance, legal and other) totaled $283,000 for the fourth quarter ended December 31, 2013 compared to $574,000 for the same period in 2012. For the year ended December 31, 2013, loan related expenses totaled $1.5 million compared to $2.1 million for the year ended December 31, 2012.

•	OREO expenses totaled $362,000 for the fourth quarter ended December 31, 2013 compared to $497,000 for the fourth quarter ended December 31, 2012. Included in these expenses were write-downs totaling $47,000 in the fourth quarter of 2013 and $266,000 in the fourth quarter of 2012. For the year ended December 31, 2013, OREO expenses totaled $1.2 million compared to $2.1 million for the year ended December 31, 2012. Included in these expenses were write-downs totaling $492,000 for the year ended December 31, 2013 compared to $1.1 million for the year ended December 31, 2012.

•	Tax expense was negatively affected in 2013 and 2012 by $366,000 and $365,000 respectively, as the tax deductibility of charitable contribution carryforwards related to the Cape Charitable Foundation fully expired as of December 31, 2013.

•	The fourth quarter of 2013 included net losses on sales of investment securities totaling $851,000 compared to net gains of $641,000 for the quarter ended December 31, 2012. For the year ended December 31, 2013, net losses on sales of investment securities totaled $561,000 compared to net gains of $1.6 million for the year ended December 31, 2012. As previously reported, and prompted by the approval of the Volcker Rule, included in the fourth quarter and full year 2013 were net losses totaling $851,000 resulting from the Company selling a portion of its portfolio of bank and insurance trust preferred collateralized debt obligation (“CDO”) securities that had a cost basis greater than zero.

•	Net gains on the sale of loans totaled $293,000 and $1.2 million for the three and twelve months ended December 31, 2013, compared to net gains of $23,000 and $423,000 for the three and twelve months ended December 31, 2012, respectively.

•	The year ended December 31, 2013 included net gains on the sale of Other Real Estate Owned (“OREO”) totaling $81,000 compared to net losses of $260,000 for the year ended December 31, 2012.

•	Included in the twelve month period of 2013 was a gain on the sale of a parcel of unused land, previously classified as assets held for sale, in the amount of $569,000.

•	The year ended December 31, 2012 included the recognition of a deferred gain related to the sale of bank premises in the amount of $425,000. The gain resulted from vacating leased space in the second quarter of 2012 which accelerated the recognition of a portion of the deferred gain.

•	Included in the twelve month period of 2012 was a $350,000 gain on the sale of the Company’s merchant card business.

•	The year ended December 31, 2012 included a prepayment penalty of $921,000 related to the previously disclosed debt extinguishment in the second quarter of 2012.

CAPE BANCORP CONSOLIDATED

SELECTED FINANCIAL DATA

(unaudited)

	Twelve Months Ended		Three Months Ended
	12/31/2013	12/31/2012	12/31/2013	9/30/2013	12/31/2012
	(dollars in thousands, except per share data)
Statements of Income Data:
Interest income	$41,041	$43,688	$10,551	$10,289	$10,515
Interest expense	5,292	8,204	1,227	1,274	1,617

Net interest income	35,749	35,484	9,324	9,015	8,898
Provision for loan losses	2,011	4,461	952	449	1,910

Net interest income after provision for loan losses	33,738	31,023	8,372	8,566	6,988
Non-interest income	5,966	7,814	445	2,223	1,978
Non-interest expense	29,922	31,626	7,371	7,523	7,511

Income (loss) before income taxes	9,782	7,211	1,446	3,266	1,455
Income tax expense (benefit)	4,231	2,655	894	1,362	995

Net income (loss)	$5,551	$4,556	$552	$1,904	$460

Basic Earnings (loss) per share[1]	$0.47	$0.37	$0.06	$0.16	$0.04

Basic Average shares outstanding	11,904,369	12,441,219	11,239,586	11,612,431	12,474,434

Diluted Earnings (loss) per share[1]	$0.46	$0.37	$0.05	$0.16	$0.04

Diluted Average shares outstanding	11,950,943	12,443,298	11,319,570	11,666,535	12,475,574

Shares outstanding	12,059,785	13,336,776	12,059,785	12,172,412	13,336,776

Statements of Condition Data (Period End):
Investments	$166,268	$170,857	$166,268	$166,739	$170,857
Loans, net of allowance	$780,127	$714,396	$780,127	$764,565	$714,396
Allowance for loan losses	$9,330	$9,852	$9,330	$10,007	$9,852
Total assets	$1,092,879	$1,040,798	$1,092,879	$1,074,446	$1,040,798
Total deposits	$798,422	$784,591	$798,422	$828,397	$784,591
Total borrowings	$143,935	$97,965	$143,935	$98,887	$97,965
Total equity	$140,427	$150,826	$140,427	$140,535	$150,826
Statements of Condition Data (Average Balance):
Total interest-earning assets	$951,053	$945,486	$984,501	$953,911	$940,523
Total interest-bearing liabilities	$807,477	$811,403	$846,037	$805,381	$799,436
Operating Ratios:
ROAA	0.53%	0.43%	0.20%	0.72%	0.18%
ROAE	3.80%	3.05%	1.56%	5.31%	1.21%
Yield on Earning Assets	4.32%	4.62%	4.25%	4.28%	4.45%
Cost of Interest Bearing Liabilities	0.66%	1.01%	0.57%	0.63%	0.80%
Net Interest Margin	3.76%	3.75%	3.76%	3.75%	3.76%
Efficiency Ratio	70.47%	71.68%	68.80%	68.04%	70.74%
Capital Ratios:
Tier 1 Leverage Ratio	9.53%	10.35%	9.53%	9.50%	10.35%
Tier 1 Risk-Based Capital Ratio	13.07%	14.11%	13.07%	12.88%	14.11%
Total Risk-Based Capital Ratio	14.29%	15.36%	14.29%	14.13%	15.36%
Tangible equity/tangible assets	10.99%	12.57%	10.99%	11.19%	12.57%
Book Value	$11.64	$11.31	$11.64	$11.55	$11.31
Tangible Book Value	$9.75	$9.60	$9.75	$9.67	$9.60
Stock Price	$10.16	$8.69	$10.16	$9.16	$8.69
Price to Book Value	87.29%	76.83%	87.29%	79.31%	76.83%
Price to Tangible Book Value	104.21%	90.52%	104.21%	94.73%	90.52%
Quality Ratios:
Non-Performing Loans to Total Gross Loans	0.93%	2.67%	0.93%	1.26%	2.67%
Non-Performing Assets to Total Assets	1.35%	2.61%	1.35%	1.66%	2.61%
Allowance for Loan Losses to Non-Performing Loans	127.05%	50.86%	127.05%	102.37%	50.86%
Allowance for Loan Losses to Total Gross Loans	1.18%	1.36%	1.18%	1.29%	1.36%
Net Charge-Offs to Average Loans	0.34%	0.99%	0.83%	0.12%	2.46%

(1)	Earnings Per Share calculations use average outstanding shares which include earned ESOP shares.

Cape Bancorp, Inc.

Delinquency Summary

	12/31/2013			9/30/2013			12/31/2012
Period Ending:	Balances	% total loans	# Loans	Balances	% total loans	# Loans	Balances	% total loans	# Loans
31-59	$895,851	0.11%	14	$1,195,550	0.16%	14	$638,991	0.09%	7
60-89	2,059,965	0.26%	13	252,682	0.03%	3	988,791	0.14%	10
90+	6,674,454	0.85%	32	8,125,689	1.05%	41	12,914,553	1.78%	70

	9,630,270	1.22%	59	9,573,921	1.24%	58	14,542,335	2.01%	87
Non-Accrual Other	668,887	0.08%	4	1,649,733	0.21%	3	6,454,745	0.89%	18

Total Delinquency and Non-Accrual	$10,299,157	1.30%	63	$11,223,654	1.45%	61	$20,997,080	2.90%	105

Total Loans		$789,456,784			$774,571,682			$724,247,596

Days	CML	IL	ML	CML	IL	ML	CML	IL	ML
31-59	$—	$392,251	$503,600	$—	$153,479	$1,042,071	$—	$106,781	$532,210
60-89	1,272,553	198,635	588,777	—	137,901	114,781	517,065	218,869	252,857
90+	5,058,420	461,223	1,154,811	5,846,494	752,468	1,526,727	8,388,810	841,528	3,684,215

	6,330,973	1,052,109	2,247,188	5,846,494	1,043,848	2,683,579	8,905,875	1,167,178	4,469,282
Non-Accrual Other*	668,887			1,649,733	—	—	6,454,745	—	—

Total Delinquency by Type	$6,999,860	$1,052,109	$2,247,188	$7,496,227	$1,043,848	$2,683,579	$15,360,620	$1,167,178	$4,469,282

Total Loans by Type	$485,522,298	$44,515,475	$259,419,011	$477,749,793	$43,695,293	$253,126,596	$440,921,598	$46,648,973	$236,677,025

% of Total Loans in Type	1.44%	2.36%	0.87%	1.57%	2.39%	1.06%	3.48%	2.50%	1.89%

Total Delinquency and Non-Accrual		$10,299,157	1.30%		$11,223,654	1.45%		$20,997,080	2.90%

*	Non-Accrual Other means loans that are less than 90 days past due, that are classified by management as non-performing.

NOTE: Excluded from the table above are $1.6 million of commercial loans classified as Loans Held for Sale all of which are over 90 days delinquent.

For further information contact Michael D. Devlin, President and Chief Executive Officer or Guy Hackney, Chief Financial Officer, Cape Bancorp: (609) 465-5600.

Forward Looking Statements

This press release discusses primarily historical information. However, certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks, as described in our SEC filings, and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operated, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Further information on factors that could affect Cape Bancorp’s financial results can be found in the filings listed below with the Securities and Exchange Commission.

SEC Form	Reported Period	Date filed with SEC
10K	Year ended December 31, 2012	March 15, 2013
10Q	Quarter ended March 31, 2013	May 3, 2013
10Q	Quarter ended June 30, 2013	August 5, 2013
10Q	Quarter ended September 30, 2013	November 8, 2013